CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment #882 and Amendment #883 to the Registration Statement on Form N-1A of Professionally Managed Portfolios and to the use of our report dated October 28, 2024 on the financial statements and financial highlights of the Villere Balanced Fund and Villere Equity Fund, each a series of Professionally Managed Portfolios. Such financial statements and financial highlights appear in the 2024 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
December 18, 2024